Exhibit 5.1

[GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

February 26, 2009

(949) 451-3800	C 01012-00567

(949) 451-4220

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

Re:	Registration Statement on Form S-3 of Allergan, Inc.

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Allergan, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of the following securities (collectively, the “Securities”): (i) one or more series of the Company’s debt securities (the “Debt Securities”); (ii) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); (iii) shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”); (iv) depositary shares of the Company, each representing a fraction of a share of Preferred Stock (the “Depositary Shares”); (v) warrants to purchase Debt Securities, Preferred Stock, Common Stock or Depositary Shares (the “Warrants”); and (vi) rights to purchase Common Stock or Preferred Stock (the “Rights”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to (x) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (y) completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Securities (including the due reservation of any shares of Common Stock or Preferred Stock for issuance upon conversion or exchange of any other Securities), we are of the opinion that:

Allergan, Inc.

February 26, 2009

1.	With respect to the Debt Securities to be issued under one or more indentures (each, an “Indenture”), when (a) the Indenture and the applicable supplement thereto, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (b) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms.

2.	With respect to the Common Stock, when the shares of Common Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.

3.	With respect to the Preferred Stock, when (a) the applicable Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) the shares of Preferred Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

4.	With respect to the Common Stock to be issued upon conversion of the Debt Securities or Preferred Stock, when such Common Stock has been issued and delivered in accordance with the terms of the applicable Debt Securities or Preferred Stock, as the case may be, such shares of Common Stock will be validly issued, fully paid and non-assessable.

5.	With respect to the Preferred Stock to be issued upon conversion of the Debt Securities, when (a) the Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) such Preferred Stock has been issued and delivered in accordance with the terms of the applicable Debt Securities, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

6.	With respect to the Depositary Shares, when (a) a deposit agreement relating to the Depositary Shares (the “Deposit Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the applicable Certificate of Designation for the Depositary Shares has been duly filed with the Office of the Secretary of State of the State of Delaware and (c) the Depositary Shares have been issued and delivered in accordance with the Deposit Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Depositary Shares will be validly issued, fully paid and non-assessable.

7.	With respect to the Warrants, when (a) a warrant agreement relating to the Warrants (the “Warrant Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Warrants have been established in accordance with the Warrant Agreement and (c) the Warrants have been executed and delivered in accordance with the related Warrant Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Warrants will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms.

Allergan, Inc.

February 26, 2009

8.	With respect to the Rights, when (a) a rights agreement relating to the Rights (the “Rights Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Rights have been established in accordance with the Rights Agreement and (c) the Rights or certificates representing the Rights have been executed and delivered in accordance with the related Rights Agreement and the applicable definitive purchase, underwriting or similar agreement, against the receipt of the requisite consideration set forth therein, the Rights shall constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms.

The opinions set forth herein are subject to the following further assumptions, qualifications, limitations and exceptions:

A.	At or prior to the time of the delivery of any of the Securities (each, individually, a “Security”):

(i)    the Board of Directors of the Company shall have duly established the terms of such Security and, if necessary, the stockholders of the Company shall have duly authorized and taken any other necessary corporate action to approve the issuance and sale of such Security in conformity with the certificate of incorporation and bylaws of the Company, each as amended through such time, and such authorizations shall remain in effect and unchanged at all times during which such Security is offered and shall not have been modified or rescinded (subject to the further assumption that the sale of any Security takes place in accordance with such authorization);

(ii)    the Registration Statement, and any amendments thereto (including post-effective amendments) will have been filed under the Securities Act and the effectiveness thereof upon such filing shall not have been terminated or rescinded;

(iii)    a prospectus supplement (a “Prospectus Supplement”) will have been prepared and filed with the Commission describing the Securities (including such Security) offered thereby;

(iv)    the terms of such Security do not violate any applicable law, any debt securities of the Company or result in a default or breach of any agreement binding upon the Company, and comply with any requirement or restriction imposed by any court or other governmental body having jurisdiction over the Company;

(v)    such Security will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement and the appropriate Prospectus Supplement and there will not have occurred any change in law affecting the validity or enforceability of such Security;

(vi)    with respect to Debt Securities, the applicable trustee shall have been qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), and a Form T-1 shall have been properly filed as an exhibit to the Registration Statement (to the extent not heretofore filed) and, if the Debt Securities are secured by collateral, the provisions of such collateral arrangements comply with the TIA;

Allergan, Inc.

February 26, 2009

(vii)    upon issuance of Common Stock, Preferred Stock or Depositary Shares, including upon exercise, exchange or conversion of any Security exercisable or exchangeable for or convertible into Common Stock, Preferred Stock or Depositary Shares, the total number of shares of Common Stock or Preferred Stock issued and outstanding will not exceed the total number of shares of Common Stock or Preferred Stock, as applicable, that the Company is then authorized to issue; and

(viii)    in the case of an Indenture, Certificate of Designations, Deposit Agreement, Warrant Agreement, Rights Agreement or other agreement pursuant to which any Securities are to be issued, there shall be no terms or provisions contained therein which would affect the opinions rendered herein.

The opinions set forth in paragraphs 1, 7 and 8 above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and the Delaware General Corporation Law (the “DGCL”). We are not engaged in practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or facts. We express no opinion regarding the Securities Act or any other federal or state securities laws or regulations.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP